Exhibit 99.1

MEDIA RELEASE

ADVANCED POWER TECHNOLOGY
ANNOUNCES ADDITIONAL CONSOLIDATION AND
RESTRUCTURING ACTIONS

Bend, Oregon, November 6, 2003 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today announced that it plans to take several additional consolidation and restructuring actions which are expected to result in an estimated annual cost reduction of approximately $1.4 million dollars and will result in a one time charge of approximately $500,000 in the fourth quarter of 2003.

These actions are in addition to the previously announced consolidation of the Company’s Pennsylvania wafer fabrication facility into the Company’s Bend, Oregon wafer fabrication facility which is expected to be completed by the end of the second quarter 2004 and will result in lower fixed manufacturing costs.

These additional actions include:

•                  Further consolidation of administrative functions

•                  Further rationalization of internal and external assembly and test manufacturing

•                  Reduction of rent expense thru the purchase and resale of one of the two buildings currently occupied by the Company’s California subsidiary, Advanced Power Technology RF, Inc.

The pro forma earnings guidance provided by the Company for the quarter ended December 31, 2003 in its October 23, 2003 earnings release statement did not include the $500,000 of fourth quarter 2003 one time charges associated with the actions described in this announcement.

Patrick Sireta, APT’s CEO commented, “Even as the market conditions improve we are focusing equally on growing our revenues and on doing so profitably. These consolidation and restructuring actions are intended and expected to accelerate our progress toward operating in line with our financial model. They will reduce our cost structure without adversely impacting our ability to develop and introduce new products or to expand revenues. I anticipate these actions to be fully implemented and effective over the next few quarters.”

About Advanced Power Technology

Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications.  The Company’s products are used in communications and data processing, semiconductor capital equipment, industrial/medical, and military/aerospace markets.  Important information about Advanced Power Technology, Inc., including press releases and SEC filings, are available at no charge through the Company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2002 Form 10K filed on March 25, 2003 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen
Vice President, Finance and
Administration and CFO
Tel:  (541) 382-8028
Fax:  (541) 389-1241
E-Mail:          gregh@advancedpower.com